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                                                                Exhibit 10.31(c)

               JOHN M. EGAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                    ARTICLE I

                                   DEFINITIONS

1.01     Actuarial Equivalent

A benefit of equivalent actuarial present value when computed using the UP-84 Mortality Table and an interest rate equivalent to that specified by the Pension Benefit Guaranty Corporation as of the January 1st of each calendar year for valuing immediate annuities for single-employer pension plans. If the Pension Benefit Guaranty Corporation does not provide this rate, the 30-year Treasury rates proscribed by the IRS pursuant to Internal Revenue Code Section 417(e)(3) will be utilized.

1.02     Board

The Board of Directors of the Corporation

1.03     Committee

The Compensation Committee of the Board, or any successor committee.

1.04     Corporation

ANTEC Corporation.

1.05     Effective Date

April 29, 1999

1.06     Participant

John M. Egan.

1.07     Normal Retirement Date

May 31, 2002.

1.08     Other Retirement Programs

See Appendix A.




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1.09     Plan

The John M. Egan Supplemental Executive Retirement Plan.

1.10     Surviving Spouse

The Spouse of Participant who died while in the employ of the Corporation and had been married to that spouse for at least twelve (12) months prior to his Termination of Service.

1.11     Termination of Service

Participant's separation from the active employment of the Corporation, as defined by the Board, whether by resignation, discharge, death, disability, retirement or otherwise.



                                   ARTICLE II

                             BENEFITS TO PARTICIPANT

2.01     Eligibility for Benefits

No benefits will be payable pursuant to the Plan if Participant dies prior to June 1, 2002 . Otherwise, Participant will be eligible for benefits under
Section 2.02 or Section 2.03 below at the later of his Normal Retirement Date or Termination of Service.

2.02     Normal Retirement Benefits

Participant shall receive a Normal Retirement Benefit payable as a single life annuity of $41,667 a month less the benefits payable to him from the Other Retirement Programs (expressed as Actuarial Equivalent monthly benefits payable as single life annuities commencing on the first day of the month coincident with or next following his Normal Retirement Date). Benefit payments shall commence on the first day of the month coincident with or next following the Participant's Normal Retirement Date or if later the date of Termination of Service. Participant may delay the commencement of Benefit payments, but such delay shall not affect the amount of Participant's Normal Retirement Benefit.

2.03     Late Retirement Benefits

If Participant incurs a Termination of Service after his Normal Retirement Date, he shall receive a Late Retirement Benefit equal to his Normal Retirement Benefit, calculated as of his Normal Retirement Date in accordance with Section
2.02 without regard to changes in benefits payable from Other Retirement
Programs.

2.04     Joint and Survivor Annuities



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In lieu of a single life annuity, Participant may elect, at any time during the ninety day period ending on the date benefit payments commence, to receive a reduced benefit payable during his lifetime with 50%, 66-2/3%, 75% or 100% of such reduced amount automatically continuing to his Surviving Spouse (a 50%, 66-2/3%, 75% or 100% Joint and Survivor Annuity) upon his death. The reductions to Participant's single life benefit shall be made in accordance with Appendix B.

2.05     Death Benefits

If Participant dies after his Normal Retirement Date but before he has commenced receiving his benefits from the Plan, death benefits shall be distributed in the form of monthly payments to his Surviving Spouse, continuing for her lifetime. Payment of such benefits shall commence on the first day of the month coincident with or next following the date of his death. The monthly benefit to which the Surviving Spouse shall be entitled shall be the Actuarial Equivalent of the benefits to which the Participant would have been entitled if he had retired on the day prior to his death.

If Participant dies prior to his Normal Retirement Date or does not have a Surviving Spouse, no benefits shall be payable under the Plan.

2.06     Lump Sum Settlement

In lieu of the benefits to which Participant or Surviving Spouse would otherwise be entitled under the foregoing provisions of this Article II, the Participant or Surviving Spouse may elect to receive an Actuarial Equivalent lump sum payment, subject to the following:

         (a) Except as provided in paragraph (c) below, Participant's election of a lump sum payment must be filed with the Committee at least one year prior to the date of the Participant's Termination of Service.

         (b) A lump sum payment elected by Participant under paragraph (a) above shall be paid to him as soon as practicable after his Termination of Service.

         (c) If Participant dies prior to his Termination of Service, any election filled by the Participant under this Section 2.06 shall be void. A Participant's Surviving Spouse, if any, may request the Corporation to make an Actuarial Equivalent lump sum payment of the benefit to which the Surviving Spouse is otherwise entitled under Section 2.05; provided, however, that no such payment shall be made without the authorization of the Committee, in its sole discretion.

         (d) Any election or request by Participant or Surviving Spouse under this Section 2.06 shall be in writing, in such form as the Committee may require, and, once filed with the Committee, shall be irrevocable.



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                                   ARTICLE III

                                 ADMINISTRATION


3.01     Duties of the Committee

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities.

3.02     Liabilities of the Committee

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan, nor shall any of the foregoing individuals or entities be liable to any Participant, former Participant, beneficiary or other interested party in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely of the Corporation.

3.03     Expenses

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Corporation. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

3.04     Unfunded Character of the Plan

The Plan shall be unfunded. Neither the Corporation nor the Committee nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Corporation to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Corporation. No such liability shall be deemed to be secured by any pledge or any encumbrance on any specific property of the Corporation.



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                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS


4.01     Operation as Unfunded Supplemental Executive Retirement Plan

The Plan is intended to be a deferred compensation plan as contemplated by
Section 3(2) of ERISA for the purpose of providing supplemental retirement benefits to selected members of management. The Plan is not intended to comply with the qualification requirements of the Internal Revenue Code of 1986. The plan shall be administered and construed so as to effectuate this intent.

4.02     Construction of Language

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this Plan, unless otherwise indicated.

4.03     Non-Alienation of Benefits

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities or torts. Should Participant, beneficiary or other interested party attempt to anticipant, alienate or assign his interest in or right to a benefit, or should any person claiming against him seek to subject such interest or right to legal or equitable process, all the interest or right of Participant or, beneficiary or other interested party entitled to benefits under the Plan shall cease, and in that event, such interest or right shall be held or applied, at the direction of the Committee, for or to the benefit of Participant, beneficiary or other interested party or his spouse, children or other dependents in such manner and in such proportions as the Committee may deem proper.



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                                   APPENDIX A


                            OTHER RETIREMENT PROGRAMS


ANTEC Corporation Defined Benefit Retirement Plan

ANTEC Corporation Supplemental Retirement Benefits Plan
(but only in the case Participant and his spouse have not waived to the satisfaction of the Committee all interest in any benefits under that plan)




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